EXHIBIT 99.1

Greif, Inc. Announces Proposed Offering

DELAWARE, Ohio (Jan. 22, 2007) – Greif, Inc. (Greif) (NYSE: GEF, GEF.B) the global leader in industrial packaging, today announced that it intends to offer up to $300 million of senior notes due 2017. The net proceeds from this offering will be used to fund the purchase of Greif’s 8 7/8 percent Senior Subordinated Notes due 2012 and for general corporate purposes.

As announced on Jan. 11, 2007, Greif commenced an offer to purchase and consent solicitation for any and all of its outstanding 8 7/8 percent Senior Subordinated Notes due 2012. If the tender offer is not consummated, Greif will not issue the new senior notes.

The new senior notes will be offered to qualified institutional buyers under Rule 144A. The new senior notes will not be registered under the Securities Act of 1933, as amended (the Securities Act), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This news release contains forward-looking statements within the meaning of the federal securities laws relating to Greif’s plans to offer senior notes. These statements are based upon the current expectations and beliefs of Greif’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties include market conditions and other factors beyond Greif’s control and the risk factors and other cautionary statements discussed in Greif’s filings with the Securities and Exchange Commission.

About Greif

Greif is the world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

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